Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Financial Institutions, Inc. of our reports dated March 15, 2021, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Financial Institutions, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of Financial Institutions, Inc. for the year ended December 31, 2020.

/s/ RSM US LLP

Chicago, Illinois

October 29, 2021